Section 203. Directors Must be Shareholders. Every Director must be a shareholder of the Corporation and shall beneficially own at least five hundred (500) shares of the Corporation’s common stock at the time he/she becomes a director. If a Director does not have beneficial ownership of at least 5,000 shares of common stock at the time he/she is elected, all fees to be paid to the person for serving on the Board of Directors will be used to purchase additional shares of common stock for the Director until he/she obtains beneficial ownership of at least 5,000 shares of common stock. All persons must continue to beneficially own at least 5,000 shares of common stock while serving on the Board of Directors. If any Directors does not continue to beneficially own at least 5,000 shares of common stock, his/her ownership shall be reported by the Secretary, or other officer, to the Board of Directors. If the Director does not acquire common stock to restore his/her beneficial ownership to at least 5,000 shares of common stock within sixty (60) days of notice, he/she shall be removed from the Board of Directors. “Beneficial” ownership shall be interpreted as defined under the regulations of the Securities and Exchange Act of 1934.